News Release

Release Date:   Thursday, April 22, 2004

Release Time:  Immediate

Contact:       Eric E. Stickels, Executive Vice President and
               Chief Financial Officer

Phone:         (315) 366-3702

--------------------------------------------------------------------------------

     Oneida Financial Corp. Reports 2004 First Quarter Operating Results
     -------------------------------------------------------------------
(unaudited) Oneida, NY, April 22, 2004 - Oneida Financial Corp. (NASDAQ: ONFC),
----------
the parent company of The Oneida Savings Bank, has announced first quarter operating results. Net income for the three months ending March 31, 2004 was $722,000, or $0.10 basic earnings per share compared to $870,000, or $0.12 basic earnings per share, for the three months ended March 31, 2003. The decrease in net income was primarily the result of an increase in non-interest expenses and a decrease in gains realized on investment and loan sales, partially offset by an increase in net interest income. Total assets increased $7.1 million, to $426.7 million at March 31, 2004 from $419.6 million at March 31, 2003. The Company's asset growth is primarily due to increases in investment and mortgage-backed securities. Loans receivable decreased $53,000 at March 31, 2004 as compared with March 31, 2003, after recording the sale of $42.8 million in fixed rate one-to-four family residential real estate loans sold during the intervening twelve month period. Investment and mortgage-backed securities increased $8.4 million to $170.2 million at March 31, 2004 from $161.8 million at March 31, 2003. The increase in investment and mortgage-backed securities is reflective of a $9.3 million increase in total deposits at March 31, 2004 compared with March 31, 2003.

     Michael R. Kallet, President and Chief Executive Officer of Oneida Financial Corp., said, "Our Company has demonstrated an ability to maintain a consistent level of net interest income in spite of continued low market interest rates. In addition, non-interest income sources continue to reach record levels due to growth in trust services, fee-generating deposit accounts and insurance and financial services sales." During the first quarter of 2004 insurance commission income and deposit account fee revenue increased 10.3% and 37.0% respectively. Kallet continued, "The Company continues to focus on growing both the traditional banking franchise, Oneida Savings Bank, and non-traditional financial services through our insurance subsidiary, Bailey Haskell & LaLonde Agency. Total deposits have reached a record level, our trust department has attained a new record of assets under administration and insurance operations continue to expand both in scope and geography." Kallet concluded, "Our Company is a leader in the markets we serve and the diversification Oneida Financial Corp. has achieved in the past five years will allow the Company to maintain its' current position.

     The Company completed a 3-for-2 stock split paid in the form of a stock dividend during the first quarter of 2004. The stock split was paid with additional shares of common stock to stockholders of record as of February 10, 2004 and was paid on February 24, 2004. Kallet said, "The stock split was an initiative to increase the liquidity in the market for the Company's common stock, which the Board and management believes will enhance stockholder value."

     Net interest income increased for the first quarter of 2004 to $3.2 million compared with $3.1 million for the first quarter of 2003. The increase in net interest income primarily is due to an increase in the net interest margin earned which was 3.46% for the three months ending March 31, 2004 as compared with 3.40% for the same period in 2003. The increase in net interest margin was partially offset by a decrease in net earning assets as interest-bearing
deposits have increased at a faster pace than interest-earning assets. Interest income was $4.9 million for the first quarter of 2004; a decrease of 8.1% as compared with the same period in 2003 at $5.3 million. This decrease in interest income during the three months ended March 31, 2004 resulted primarily from a decrease in the average balances of interest-earning assets during the current period and a decrease in the yield of 43 basis points on interest earning assets, given the continued decline in interest rates during the past twelve month period.


 Total interest expense decreased to $1.7 million for the three months ended March 31, 2004. This is compared with interest expense of $2.2 million during the same 2003 period. The decrease for the three months ended March 31, 2004 was due to a decrease in the cost of interest-bearing liabilities of 63 basis points, partially offset by an increase in the average balance of interest-bearing deposit accounts. Borrowed funds outstanding were $64.9 million at March 31, 2004, compared with $71.5 million in borrowings outstanding at March 31, 2003. Interest expense on deposits decreased 22.5% during the first quarter of 2004 to $1.0 million as compared with $1.3 million for the same period of 2003.

 Non-interest income was $2.6 million during the first quarter of 2004 compared with $2.7 million for the same 2003 period. The decrease in non-interest income was primarily due to a decrease of $158,000 in net security gains realized during the three months ended March 31, 2004 as compared with the 2003 period. Partially offsetting the decrease in net security gains were increases in revenue derived from the Company's insurance agency subsidiary activities and deposit account service fee income. Income associated with the sale and servicing of fixed-rate residential real estate loans also decreased during the first quarter of 2004 due a decrease in loan originations as compared with the 2003 period.

Non-interest expense was $4.7 million for the three months ended March 31, 2004 compared with $4.4 million for the three months ended March 31, 2003. The increase in non-interest expense is primarily the result of operating expenses incurred associated with our insurance agency business, an increase in expense recognized in connection with the Company's pension plan and an increase in advertising expense related to a checking account promotion. Provisions for possible loan losses during first quarter of 2004 totaled $150,000 compared with $120,000 in provisions for the same period in 2003 as the Company continues to monitor the adequacy of the allowance for loan losses given the risk assessment of the loan portfolio and current economic conditions. The ratio of the loan loss allowance to loans receivable is 1.09% at March 31, 2004 compared with a ratio of 1.05% at March 31, 2003.

 Shareholders' equity was $51.8
million, or 12.1% of assets at March 31, 2004 compared with $48.4 million, or 11.5% of assets, at March 31, 2003. The increase in shareholders' equity was primarily a result of the contribution of net earnings for the trailing twelve month period, as well as, valuation adjustments made for the Company's available for sale investment and mortgage-backed securities. These increases were partially offset by management efforts to manage the Company's capital through a combination of cash dividends and other strategies. All financial information provided at and for the quarters ended March 31, 2004 and March 31, 2003 is unaudited. Selected financial ratios have been annualized where appropriate. Operating data is presented in thousands of dollars, except for per share amounts.



                                                   At and for the
Selected Financial Ratios                           Three Months
       (unaudited)                                 Ended March 31,
       -----------                                 ---------------
                                                        2004              2003
                                                        ----              ----
Return on Average Assets                                 0.68%            0.83%
         Return on Average Equity                        5.64%            7.21%
         Net Interest Margin                             3.46%            3.40%
         Non-Performing Assets to
 Total Assets (end of period)                            0.10%            0.12%
         Allowance for Loan Losses to
         Loans Receivable, net                           1.09%            1.05%
           Average Equity to Average Assets             12.11%           11.53%



                                          At            At            %          At
Selected Financial Data                 Mar 31,       Mar 31,      Change      Dec 31,
(in thousands except per share data)     2004          2003      '04 vs '03     2003
------------------------------------   ------------------------------------------------
                                      (unaudited)   (unaudited)               (audited)
Total Assets                           $426,668      $419,620        1.7%     $428,189
Loans receivable, net                   200,383       200,436       (0.0%)     200,596
Mortgage-backed securities               49,810        47,314        5.3%       51,788
Investment securities                   120,341       114,472        5.1%      122,049
Goodwill and other intangibles           12,703        12,064        5.3%       12,731
Interest bearing deposits               256,662       249,886        2.7%      255,871
Non-interest bearing deposits            49,367        46,885        5.3%       49,644
Borrowings                               64,900        71,500       (9.2%)      67,400
Shareholders' Equity                     51,786        48,360        7.1%       50,835

Book value per share
   (end of period)                     $   6.95      $   6.60        5.3%     $   6.83
Tangible value per share
   (end of period)                     $   5.24      $   4.95        5.9%     $   5.12

                                            Three Months Ended                  %         Year Ended
Selected Operating Data                      Mar 31,         Mar 31,          Change        Dec 31,
(in thousands except per share data)          2004            2003          '04 vs '03       2003
------------------------------------       ---------------------------------------------------------
                                           (unaudited)     (unaudited)                     (audited)
Interest income:
   Interest and fees on loans                $ 3,216         $ 3,525           (8.8%)       $13,592
   Interest and dividends
      on investments                           1,670           1,760           (5.1%)         7,108
   Interest on fed funds                           8              39          (79.5%)            94
                                             -------         -------                        -------
     Total interest income $                   4,894         $ 5,324           (8.1%)       $20,794
Interest expense:
   Interest on deposits                      $ 1,029           1,327          (22.5%)         4,941
   Interest on borrowings                        682             856          (20.3%)         3,282
                                             -------         -------                        -------
     Total interest expense                    1,711           2,183          (21.6%)         8,223
                                             -------         -------                        -------
Net interest income                            3,183           3,141            1.3%         12,571
   Provision for loan losses                     150             120           25.0%            530
                                             -------         -------                        -------
Net interest income after
     provision for loan losses               $ 3,033         $ 3,021            0.4%        $12,041
                                             -------         -------                        -------
Total non-interest income                      2,620           2,664           (1.7%)        10,954
                                             -------         -------                        -------
Total non-interest expense                     4,676           4,425            5.7%         18,725
                                             -------         -------                        -------
Income before income taxes $                     977         $ 1,260          (22.5%)       $ 4,270
                                             -------         -------                        -------
Income tax provision                             255             390          (34.6%)         1,148
                                             -------         -------                        -------
           Net income                        $   722         $   870          (17.0%)       $ 3,122
                                             =======         =======                        =======

Net income per common
   share ( EPS - Basic )                     $  0.10         $  0.12          (16.7%)       $  0.42
                                             =======         =======                        =======
Net income per common
   share ( EPS - Diluted)                    $  0.09         $  0.11          (18.2%)       $  0.41
                                             =======         =======                        =======